Exhibit 99.1

Cyngn Reports Second Quarter 2023 Financial Results

Quarterly revenue of $0.6 million following successful achievement of milestones on autonomous vehicle development contracts

MENLO PARK, Calif., August 9, 2023 — Cyngn Inc. (the “Company” or “Cyngn”) (NASDAQ: CYN), a developer of AI-powered autonomous driving software solutions for industrial applications, today announced its financial results for the fiscal second quarter ended June 30, 2023.

Recent Operating Announcements:

●	Pre-order for 100 autonomous DriveMod Forklifts from Arauco - a global supplier of sustainable forestry products, paper pulp, and engineered wood to the furniture and construction industries

●	Latest stockchaser deployment, with a Fortune 100 heavy equipment manufacturer

●	Partnership with Motrec to launch Cyngn’s latest autonomous vehicle type

●	Partnership with BYD on the autonomous forklift development project

“During the past few months, we have made incredible progress on our commercial targets,” said Lior Tal, Cyngn’s CEO. “In addition to the order from Arauco for our autonomous forklifts that we announced yesterday morning, we also announced our largest stockchaser customer to date and a new vehicle type with the DriveMod enabled Motrec tow tractor. These announcements are a strong indication of the significant market opportunity for industrial vehicle autonomy and the excellent product market fit for Cyngn’s solutions. Our focus for the second half of 2023 will be to continue securing additional commercial deployments.

“In the second quarter, we also achieved new milestones on our funded development projects to expand our Enterprise Autonomy Suite to additional vehicles. Cyngn’s flexible, vehicle agnostic, autonomy solutions have the potential to transform the use of industrial vehicles worldwide and we are extremely encouraged with the inbound interest in our products and solutions.”

Financial Review

Second Quarter ending June 30, 2023:

●	Second quarter revenue was $0.6 million compared to no revenues in the second quarter of 2022. Substantially all of this revenue was from the two multi-phase non-recurring engineering (“NRE”) contracts related to expanding Cyngn’s autonomy solutions to forklifts and heavy industry vehicles.

●	Total costs and expenses in the second quarter were $7.0 million, an increase from $4.6 million in the June quarter of 2022. This increase was primarily due to increases in cost of revenue, additional marketing and advertising expenses, higher legal and professional fees and the increase in headcount from 59 employees in the second quarter of 2022 to 75 employees today.

●	Net loss for the second quarter was $6.4 million compared to $4.6 million in the corresponding quarter of 2022. Second quarter 2023 net loss per share was $0.19, based on a weighted average of approximately 33.8 million basic and diluted shares outstanding in the quarter. This compares to a basic and diluted net loss per share of $0.15 in the second quarter of 2022, against a weighted average of approximately 30.7 million basic and diluted shares outstanding.

Balance sheet highlights:

Cyngn’s unrestricted cash and short-term investments at the end of the June quarter of 2023 totaled $12.1 million. At the end of the same period, working capital was $11.6 million and total stockholders’ equity was $13.9 million, as compared to year-end working capital of $22.4 million and total stockholders’ equity of $24.1 million respectively in 2022.

Conference Call and Webcast Information:

Cyngn will host a conference call at 1.30 p.m. PDT/4.30 p.m. EDT today (Wednesday, August 9, 2023), during which management will discuss the results of the fiscal second quarter ended June 30, 2023.

As the call will include a video presentation, the Company recommends viewing the live webcast of the call which will be available on the Cyngn website under “Events & Presentations” or by clicking here.

To participate via telephone:

Toll-Free:	877-407-0890
International:	201-389-0918

Those who are unable to attend the live conference call may access the recording, approximately one hour after the conclusion of the call, at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

Shareholders are also encouraged to visit Cyngn’s second quarter earnings Q&A page at sequirecommunity.com where they can post questions for company management.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor Contact: Ben Mimmack, ben.mimmack@cyngn.com

Media Contact: Bill Ong, bill@cyngn.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation the risk factors discussed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2023	2022

Assets
Current assets
Cash	$3,055,843	$10,536,273
Restricted cash	-	50,000
Short-term investments	9,063,675	12,064,337
Prepaid expenses and other current assets	1,134,255	1,126,137
Total current assets	13,253,773	23,776,747

Property and equipment, net	1,191,275	884,000
Right of use asset, net	553,919	371,189
Intangible assets, net	556,778	473,076
Total Assets	$15,555,745	$25,505,012

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$305,403	$155,943
Accrued expenses and other current liabilities	751,190	854,920
Operating lease liability, current portion	557,108	376,622
Total liabilities (all current)	1,613,701	1,387,485

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.00001, 10 million shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock, Par $0.00001; 100,000,000 shares authorized, 33,830,900 and 33,684,864 shares issued and outstanding as of June 30, 2023 and December 31, 2022	338	337
Additional paid-in capital	161,653,902	159,847,229
Accumulated deficit	(147,712,196)	(135,730,039)
Total stockholders’ equity	13,942,044	24,117,527
Total Liabilities and Stockholders’ Equity	$15,555,745	$25,505,012

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue	$550,952	$-	$1,423,752	$-
Costs and expenses
Cost of revenue	462,624		1,079,318
Research and development	3,737,818	2,255,666	6,767,874	3,936,811
General and administrative	2,845,922	2,357,247	5,916,841	4,494,763
Total costs and expenses	7,046,364	4,612,913	13,764,033	8,431,574

Loss from operations	(6,495,412)	(4,612,913)	(12,340,281)	(8,431,574)

Other income, net
Interest income (expense), net	18,891	(1,607)	65,793	(1,986)
Other income	123,122	2,559	292,331	2,560
Total other income, net	142,013	952	358,124	574

Net loss	(6,353,399)	(4,611,961)	(11,982,157)	(8,431,000)

Net loss per share attributable to common stockholders’, basic and diluted	$(0.19)	$(0.15)	$(0.36)	$(0.29)

Weighted-average shares used in computing net loss per share attributable to common stockholders’, basic and diluted	33,794,325	30,706,235	33,748,799	28,682,245

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(11,982,157)	$(8,431,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	474,990	229,102
Stock-based compensation	1,798,607	1,233,712
Realized gain on short-term investments	(291,555)	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(473,047)	(902,512)
Accounts payable	149,460	131,260
Accrued expenses, lease liabilites, and other current liabilities	76,756	736,805
Net cash used in operating activities	(10,246,946)	(7,002,633)

Cash flows from investing activities
Purchase of property and equipment	(481,777)	(410,289)
Acquisition of intangible asset	(101,991)	(153,550)
Purchase of short-term investments	(17,011,782)	(27,000,000)
Proceeds from maturitity of short-term investments	20,304,000	-
Net cash provided by (used in) investing activities	2,708,450	(27,563,839)

Cash flows from financing activities
Proceeds from private placement offering, net of offering costs	-	18,121,945
Proceeds from exercise of pre-funded warrants	-	2,662
Proceeds from exercise of stock options	8,066	97,658
Net cash provided by financing activities	8,066	18,222,265

Net decrease in cash and restricted cash	(7,530,430)	(16,344,207)
Cash and restricted cash, beginning of period	10,586,273	21,995,981
Cash and restricted cash, end of period	$3,055,843	$5,651,774

Reconciliation of cash and restricted cash, end of period
Cash	3,055,843	5,601,774
Restricted cash	-	50,000
Total cash and restricted cash	3,055,843	5,651,774

Supplemental disclosure of cash flow:
Cash paid during the period for interest and taxes	$-	$-
Supplemental disclosure of non-cash activities:
Recognition of operating lease right-of-use assets and operating lease liabilities	$464,929	$824,292
Change in deferred rent associated with ASC 842	$-	$58,676
Acquisition of property and equipment included in accounts payable and accrued expenses	-	22,185